Exhibit 5.1



                      (Cahill Gordon & Reindel Letterhead)





                                                                 April 29, 2002







Burlington Resources Inc.
5051 Westheimer, Suite 1400
Houston, TX  77056-2124

Burlington Resources Finance Company
c/o Burlington Resources Canada Ltd.
Suite 3700, 250 6th Avenue, S.W.
Calgary, Alberta T2P 3H7
Canada

     Re: Burlington Resources Finance Company $500,000,000 Principal Amount of 5.60% Notes Due 2006, $500,000,000 Principal Amount of 6.50% Notes Due 2011 and $500,000,000 Principal Amount of 7.40% Notes Due 2031
          ---------------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as special U.S. counsel to Burlington Resources Finance Company (the "Company") and Burlington Resources Inc. (the "Guarantor") in connection with the filing of a Registration Statement on Form S-4 (such registration statement, together with each document incorporated by reference therein, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and the proposed issuance of $500 million aggregate principal amount of 5.60% Notes due December 1, 2006, $500 million aggregate principal amount of 6.50% Notes due December 1, 2011 and $500 million aggregate principal amount of 7.40% Notes due December 1, 2031 (collectively, the "Exchange Securities") of the Company to be issued under the Indenture between the Company and Citibank, N.A., as Trustee, dated as of February 12,

2001 (the "Indenture"), as well as the Guarantees (the "Exchange Guarantees") to be issued in favor of the holders of the Exchange Securities and the Trustee by the Guarantor under the Guarantee Agreement of the Guarantor, dated as of February 12, 2001 (the "Guarantee Agreement") in connection with the exchange offer set forth in the Registration Statement (the "Exchange Offer") pursuant to which the Exchange Securities will be issued for a like principal amount of the Company's outstanding 5.60% Notes due December 1, 2006, 6.50% Notes due December 1, 2011 and 7.40% Notes due December 1, 2031.

     We have examined such corporate records, documents, certificates and instruments as we deemed necessary and appropriate to enable us to render the opinion expressed below.

     We advise you that, in our opinion:

          (a) Assuming that the Exchange Securities have been duly authorized by the Company, when such Exchange Securities have been executed, authenticated and delivered in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Securities will be legally issued and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization or other laws of general applicability related to or affecting creditors' rights and to general principles of equity.

          (b) The Exchange Guarantees have been duly authorized, and when the Exchange Guarantees are executed and delivered by the Guarantor in accordance with the terms of the Guarantee Agreement, the Exchange Guarantees will be valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization or other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Matters" in the Registration Statement and the prospectus forming a part thereof. Our consent to such reference does not constitute a consent under
Section 7 of the Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                               Very truly yours,


                               /s/ Cahill Gordon & Reindel